LICENSE AGREEMENT

By and between

Asuragen, Inc.

and

Interpace Diagnostics, LLC

Dated as of August 13, 2014

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS 1

ARTICLE 2	GRANT OF RIGHTS 3

2.1	Grants to Buyer. 3

2.2	Retention of Rights. 3

2.3	Sublicenses. 3

2.4	No Implied Rights. 4

2.5	Acknowledgement Relating to CPRIT Agreement. 4

ARTICLE 3	PAYMENT AND RECORDS 4

3.1	Royalty. 4

3.2	Royalty Payments. 4

3.3	Reporting Requirements 4

3.4	Records; Audits. 5

ARTICLE 4	LICENSED PATENTS 5

ARTICLE 5	CONFIDENTIALITY AND NON-DISCLOSURE 5

ARTICLE 6	DISCLAIMER OF WARRANTIES 6

ARTICLE 7	TERM AND TERMINATION 6

7.1	Term. 6

7.2	Termination for Material Breach. 6

7.3	Mutual Agreement. 6

7.4	Consequences of Termination. 6

ARTICLE 8	MISCELLANEOUS 7

8.1	Notice of Certain CPRIT Matters. 7

8.2	Governing Law. 7

8.3	CPRIT Dispute Resolution. 7

8.4	Notices. 7

8.5	No Benefit to Third Parties. 8

8.6	Waiver and Non-Exclusion of Remedies. 9

8.7	Expenses 9

8.8	Assignment. 9

8.9	Amendment. 9

8.10	Independent Contractors. 9

8.11	Severability. 9

8.12	Equitable Relief. 10

8.13	English Language. 10

8.14	Counterparts. 10

8.15	Entire Agreement. 10

8.16	Construction. 10

SCHEDULES

Schedule 1.13        Licensed Patents
Exhibit A        Form of Annual Commercialization Report

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made and entered into effective as of August 13, 2014 (the “Effective Date”) by and between Asuragen, Inc., a corporation organized and existing under the laws of the State of Delaware (“Seller”), and Interpace Diagnostics, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of August 13, 2014 (the “Asset Purchase Agreement”), pursuant to which Buyer is purchasing from Seller certain assets related to the Transferred Products (as defined in the Asset Purchase Agreement);

WHEREAS, Seller and the Cancer Prevention and Research Institute of Texas (“CPRIT”) are parties to that certain research grant agreement between CPRIT and Seller, dated June 1, 2012 (“CPRIT Agreement”) pursuant to which CPRIT has provided certain funding assistance to Seller in order to enable Seller to carry out certain research with respect to next generation sequencing of DNA; and
WHEREAS, in connection with the Transactions (as defined in the Asset Purchase Agreement), Seller is required to grant a license to Buyer, and Buyer is required to take a license, under certain intellectual property developed by Seller pursuant to the CPRIT Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the meanings set forth in this Article 1 and capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.
1.“Agreement” has the meaning set forth in the preamble hereto.
2.“Asset Purchase Agreement” has the meaning set forth in the recitals hereto.
3.“Breaching Party” has the meaning set forth in Section 7.2.
4.“Buyer” has the meaning set forth in the preamble hereto.
5.“Commercial Product” means anything that incorporates, is based on, utilizes or is developed from Project Results and is created by human or mechanical effort or by a natural process and that is capable of being sold, licensed, transferred or conveyed to another party or is capable of otherwise being Exploited or disposed of, whether in exchange for consideration or not, including without limitation any drug, chemical or biological compound, gene, nucleic acid or nucleic acid sequence, gene therapy, plant, machine, mechanical device, hardware, tool or computer program.
6.“Commercial Services” means any service performed that incorporates, is based on, utilizes or is developed from Project Results.
7. “CPRIT” has the meaning set forth in the recitals.
8.“CPRIT Agreement” has the meaning set forth in the recitals.
9.“CPRIT Agreement Effective Date” means June 1, 2012.
10.“Effective Date” has the meaning set forth in the preamble hereto.
11.“Exploit” means to make, have made, use, sell, offer to sell, import, export or otherwise dispose of, practice, copy, distribute, create derivative works of, publicly perform or publicly display.
12.“Invoiced Sales” has the meaning set forth in the definition of Net Sales.
13.“Licensed Patents” means those Patent Rights included within the Project Results that are owned by Seller or any of its Affiliates as of the Effective Date and that are set forth on Schedule 1.13.
14.“Net Sales” means the gross amount invoiced for Commercial Products and Commercial Services by Buyer, its Affiliates, and Sublicensees to Third Parties (“Invoiced Sales”), less deductions for: (a) trade, quantity or cash discounts, allowances and rebates (including, without limitation, promotional or similar allowances) actually allowed or given; (b) freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); (c) credits or refunds actually allowed for rejections, defects or recalls of such Commercial Products, outdated or returned Commercial Products, or because of rebates or retroactive price reductions; (d) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale) and (e) allowances or credits to third parties for returns, including allowances for uncollectable amounts and for the difference between the dollar amount invoiced by Buyer, its Affiliates, and Sublicensees for Invoiced Sales and the amount actually collected for Invoiced Sales.
15.“Notice” has the meaning set forth in Section 8.4.1.
16.“Notice Period” has the meaning set forth in Section 7.2.
17.“Party” and “Parties” each has the meaning set forth in the preamble hereto.
18.“Project Results” has the meaning set forth in the CPRIT Agreement.
19.“Seller” has the meaning set forth in the preamble hereto.
20.“Sublicensee” means a Third Party that is granted a sublicense by Buyer under the grant in Section 2.1, as provided in Section 2.3.
21.“Term” has the meaning set forth in Section 7.1.

ARTICLE 2
GRANT OF RIGHTS
2.1    Grants to Buyer. Subject to Sections 2.2 and 2.5, Seller (on behalf of itself and its Affiliates), hereby grants to Buyer and its Affiliates an exclusive (even as to Seller and its Affiliates), non-transferable (except as provided in Section 8.8), perpetual (except as provided in Section 7.4), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.3, under the Project Results to Exploit Commercial Products as diagnostic devices and perform Commercial Services with respect thereto, in each case, directed solely to thyroid cancer.

2.2    Retention of Rights. Notwithstanding anything to the contrary in this Agreement, Seller retains, on behalf of itself and its Affiliates all right, title and interest in and to the Project Results, in each case, (a) as may be necessary or useful to perform its obligations under the Transition Services Agreement, (b) for purposes of publications or presentations, but, for clarity, not to Exploit any Transferred Product; (c) to provide services in the ordinary course of business other than in relation to the performance of diagnostic services directed to thyroid cancer in a laboratory certified under CLIA; and (d) to provide services in connection with any Contract included in the Excluded Assets. Without limiting the foregoing, Buyer acknowledges and agrees that under the CPRIT Agreement Seller has granted CPRIT a non-exclusive, irrevocable, perpetual, royalty-free, worldwide license under the Institute-Funded IPR (as defined in the CPRIT Agreement) to Exploit all Project Results (including material embodiments thereof) for or on behalf of CPRIT and other governmental entities and agencies of the State of Texas for education, research and other non-commercial purposes only. Except as expressly granted herein or in the Asset Purchase Agreement or any other Ancillary Agreement, Seller grants no other right or license to any assets or rights, including intellectual property rights, of Seller and its Affiliates.

2.3    Sublicenses. Subject to Section 2.5, Buyer shall have the right to grant sublicenses under the license granted in Section 2.1 through multiple tiers of Sublicensees; provided that Buyer shall (a) remain jointly and severally liable for the performance or non-performance of any such Sublicensee, and (b) provide to Seller a written notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee, which written notice shall include a copy of any such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted to the extent not pertinent to an understanding of either Party’s obligations or benefits under this Agreement. Buyer hereby guarantees the performance of its Affiliates and permitted Sublicensees and the grant of any such sublicense shall not relieve Buyer of its obligations under this Agreement, except to the extent such obligations are performed by such Sublicensee. A copy of any sublicense agreement executed by Buyer pursuant to this Section 2.3 (with financial terms redacted) shall be provided to Seller within 14 days after its execution by the parties thereto.
2.4    No Implied Rights. For the avoidance of doubt, Buyer and its Affiliates, licensees, Sublicensees and distributors shall have no right, express or implied, with respect to the Project Results, except as expressly provided in Section 2.1, or any other intellectual property rights of Seller or any of its Affiliates.
2.5    Acknowledgement Relating to CPRIT Agreement. Buyer acknowledges and agrees that (a) this Agreement is subject to CPRIT’s licenses, interests and other rights under the CPRIT Agreement and (b) to the extent that there is a conflict between the terms of this Agreement and the terms of the CPRIT Agreement, the terms of the CPRIT Agreement shall prevail.

ARTICLE 3
PAYMENT AND RECORDS
3.1    Royalty.
1.Buyer shall pay directly to CPRIT a royalty at the rate of 5% of Net Sales of the Commercial Products and the Commercial Services by Buyer, its Affiliates and Sublicensees; provided that (a) Buyer may reduce the royalty payable to CPRIT under this Section 3.1.1 on a dollar-for-dollar basis for each dollar that Buyer pays to a Third Party as royalties on the sale of Commercial Products or Commercials Services down to a floor of 1.5% of Net Sales and (b) royalties payable to CPRIT under this Section 3.1.1 shall be automatically and at the same time be reduced in the same proportion as there is any royalty reduction under Section D4.01 of the CPRIT Agreement.
2.Seller shall promptly inform Buyer of any adjustment in the royalty rates payable to CPRIT under the CPRIT Agreement.

3.2    Royalty Payments. All royalty payments owed by Buyer to CPRIT pursuant to Section 3.1 shall be made to CPRIT, and are payable on or before the 30th day following the end of the calendar quarter with respect to which such royalties relate.

3.3    Reporting Requirements. Each payment of royalties due to CPRIT pursuant to this ARTICLE 3 shall be accompanied by a statement specifying: (a) that the payment relates to grant number CP120017 under the CPRIT Agreement; (b) the fact that such payments relate to this Agreement; (c) the quantity of all sales of the Commercial Products and the Commercial Services by Buyer, its Affiliates and Sublicensees since the last payment; (d) the amount of Net Sales of the Commercial Products and the Commercial Services with respect to such sales identified in clause (c) above during the relevant period; and (d) a calculation of the amount of royalty due to CPRIT. In addition to the foregoing, Buyer shall provide to CPRIT, within 60 days of each anniversary of the CPRIT Agreement Effective Date, all information relating to the commercialization of the Commercial Products and the Commercial Services by or on behalf of Buyer, its Affiliates and Sublicensees substantially in the form of Exhibit A.

3.4    Records; Audits.

3.4.1 Buyer shall keep complete and accurate sales and commercialization-related records with respect to its or its Affiliates’ or Sublicensees’ sales of Commercial Products and performance of Commercial Services until the fourth anniversary of the date of the payment of the last royalty payment owed to CPRIT under this Agreement, in sufficient detail to permit CPRIT and Seller to confirm the accuracy of the statements delivered to CPRIT under Section 3.3 and the calculation of the royalties owed to

CPRIT under this Agreement.
3.4.2 Upon at least 15 days’ advance written notice, Buyer shall permit CPRIT or Seller or its or their representatives or agents, at CPRIT’s or Seller’s expense, as applicable, to examine Buyer’s records pursuant to Section 3.4.1 during regular business hours for the purpose of and to the extent necessary to verify Buyer’s compliance with this ARTICLE 3. The rights of CPRIT and Seller under this Section 3.4.2 shall terminate on the fourth anniversary of the date of the payment of the last royalty payment owed to CPRIT under this Agreement. In the event that any such examination reveals an underpayment to CPRIT of greater than 5% of the amounts previously paid by Buyer to CPRIT, then Buyer shall reimburse CPRIT or Seller, as applicable, for the cost of such examination.

ARTICLE 4
LICENSED PATENTS
As between the Parties, (a) Seller shall have the sole and exclusive right, but not the obligation, to prosecute, maintain, and defend the Licensed Patents, at its sole cost and expense and (b) Seller shall have the first right, but not the obligation, to enforce the Licensed Patents, at its sole cost and expense and with the sole right to retain any recoveries with respect thereto; provided, that without limiting Seller’s rights under this clause (b), Seller shall consult with Buyer with respect to any enforcement of the Licensed Patents in the field of the diagnosis of thyroid cancer or pancreatic cancer and provided, further, that if Seller does not take commercially reasonably steps to enforce any of the Licensed Patents against an alleged infringer in the field of the diagnosis of thyroid cancer or pancreatic cancer and Buyer wishes to enforce any such Licensed Patent in the field of the diagnosis of thyroid cancer or pancreatic cancer, then Buyer shall so notify Seller and upon Seller’s written consent (such consent not to be unreasonably withheld), Buyer may enforce such Licensed Patent in such field at its sole cost and expense and Seller shall, at Buyer’s costs and expense, join such action as a party plaintiff if necessary to sustain jurisdiction or standing.

5    CONFIDENTIALITY AND NON-DISCLOSURE
The rights and obligations of the Parties with respect to Confidential Information hereunder shall be governed by the terms of Section 4.4 of the Asset Purchase Agreement.
6    DISCLAIMER OF WARRANTIES
BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.1 OF THE ASSET PURCHASE AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED RELATED TO THE Project Results OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.1 OF THE ASSET PURCHASE AGREEMENT, BUYER IS LICENSING THE RIGHTS HEREUNDER ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY OF QUALITY, THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF THE ASSETS, AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER.

ARTICLE 7
TERM AND TERMINATION
7.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance with this ARTICLE 7 (such period, the “Term”).

7.2    Termination for Material Breach. In the event that either Party (the “Breaching Party”) breaches any of its material obligations under this Agreement, the other Party may terminate this Agreement upon 30 days’ prior written notice (such 30-day period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination of this Agreement shall not become effective at the end of the Notice Period if the Breaching Party cures such breach during the Notice Period. With respect to a breach of any of Buyer’s material obligations under this Agreement that would permit Seller to terminate this Agreement pursuant to this Section 7.2, CPRIT shall have the right to enforce this provision directly and terminate this Agreement pursuant to the terms of this Section 7.2.

7.3    Mutual Agreement. This Agreement may be terminated upon the mutual written agreement of Buyer and Seller at any time.

7.4    Consequences of Termination.
7.4.1 Termination of Agreement. Upon the termination of this Agreement pursuant to Section 7.2 or 7.3, all of the licenses granted by Seller to Buyer under ARTICLE 2, and any sublicenses related thereto entered into by Buyer as permitted hereunder, shall terminate in their entirety.
7.4.2 Accrued Rights. The termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.
7.4.3 Survival. Without limiting the foregoing, Sections 2.2, 2.4, 2.5, 3.4, this Section 7.4 and ARTICLE 5, ARTICLE 6, and ARTICLE 8 shall survive the termination of this Agreement for any reason.

ARTICLE 8
MISCELLANEOUS
8.1    Notice of Certain CPRIT Matters. Seller shall promptly provide Buyer with all copies in respect of matters under Part 5 of Attachment D to the CPRIT Agreement and any and all communications concerning allegations that Seller has or remains in breach of the CPRIT Agreement and any responses thereto. If Seller is required to transfer or exclusively license to CPRIT its rights in and to any of the Project Results pursuant to the terms of the CPRIT Agreement, then Seller shall cause CPRIT to grant Buyer a direct, exclusive (even as to CPRIT), royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the applicable Project Results to exploit Commercial Products as diagnostic devices and perform Commercial Services with respect thereto, in each case, directed solely to thyroid cancer on the same financial terms as are set forth in the CPRIT Agreement.

8.2    Governing Law. This Agreement shall be construed and all disputes shall be considered in accordance with the laws of the State of Texas, without regard to its principles governing the conflict of laws.

8.3    CPRIT Dispute Resolution. Except as expressly set forth herein and subject to Section 8.12, any Dispute arising hereunder between CPRIT and Buyer shall be resolved in accordance with the procedures set forth in Sections 9.16 and 9.17 of the CPRIT Agreement.

8.4    Notices.
8.4.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 8.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 8.4. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile (with receipt confirmed by telephone or email). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.
8.4.2 Address for Notice.
If to Seller, to:
Asuragen, Inc.
2150 Woodward St., Suite 100
Austin, Texas 78744
Facsimile: (512) 681-5201
Attention: Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue

New York, NY 10018-1405
Facsimile: (212) 841-1010
Attention: Jack S. Bodner
John A. Hurvitz

If to Buyer, to:
Interpace Diagnostics LLC
Morris Corporate Center 1, Building A
300 Interpace Parkway
Parsippany, NJ 07054
Fax: 862-207-7810
with a copy (which shall not constitute notice) to:
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention: Steven J. Abrams
Fax: 215-981-4750
8.5    No Benefit to Third Parties.
8.5.1 This Agreement is intended, and shall be construed, to confer rights and remedies on CPRIT as a third party beneficiary with respect to all rights and remedies afforded to CPRIT hereunder. CPRIT shall have the right to enforce any and all such rights and remedies directly.

8.5.2 Except as set forth in Section 8.5.1 with respect to CPRIT, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

8.6    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.7    Expenses. Except as otherwise specified herein or in the Asset Purchase Agreement or in any other Ancillary Agreement, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

8.8    Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, that either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or other similar transaction with respect to the business to which this Agreement relates without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

8.9    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

8.10    Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party.

8.11    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

8.12    Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

8.13    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

8.14    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

8.15    Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Asset Purchase Agreement and the other Ancillary Agreements, contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

8.16    Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

[Signature page follows]

[Signature Page to CPRIT License Agreement]
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Asuragen, Inc.    Interpace Diagnostics, LLC
By:______________________________        By:
Name: ___________________________    Name: ________________________
Title: ____________________________    Title: _________________________

Schedule 1.13
Licensed Patents

Asuragen Ref.	App. No. Patent No.	Filing Date Issue Date	Title	Country
10256.6011-00000	62/003,450 NA	05/27/2014 NA	Compositions, Methods, and uses related to NTRK2-TERT Fusions	US Provisional

Exhibit A
Form of Annual Commercialization Report

Licensee_____________________
Period_______________________

1.	Product and Services Commercialization (complete for each product and service/reporting period)

a.	Date of first sale

b.	Reporting period (from and to)

c.	Total number of tests reported in the period

d.	Total amount billed

e.	Total reimbursement

f.	Total CPRIT royalty due

2.	Commercialization Plan: Address the following items:

a.
Describe commercialization efforts in the current period and/or planned for future periods to market and expand adoption of the test.  Please indicate any change in sales force, territories, or other new initiatives undertaken or planned.

b.	Describe any changes in competition, medical practice, or reimbursement that have affected or may affect the market for the test.

c.	Describe any operational issues that may affect the performance or marketing of the test.